Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement File No. 333-186492 on Form S-4/A of our report dated January 29, 2013, except for Note 17, as to which the date is July 31, 2013 relating to the financial statements included in the Annual Report on Form 10-K/A and our reports dated January 29, 2013 relating to the financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K (as originally filed on January 29, 2013) of Lennar Corporation for the year ended November 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 3 to the Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

August 2, 2013